Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Kilcoy Global Foods, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary shares, par value US$0.0002 per share (2)	Rule 457(o)			US$100,000,000 (3)	US$0.00015310	US$15,310.00

		Net Fee Due						US$15,310.00

(1)	Includes (a) ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option, and (b) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(2)	American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6, as amended. Each American depositary share represents ordinary shares.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.